UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ICC Holdings,  Inc.
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225 20th Street | Rock Island, IL 61201 P: 309-793-1700| www.ilcasco.com

April 27, 2018

Due to an error in printing, the proxy statement mailed to shareholders for the 2018 annual meeting of shareholders on May 22, 2018 the composition of each of the Compensation and Succession, Enterprise Risk Management and Executive Committee was incorrectly reported on pages 15 and 16, but correctly in the chart on page 16.

To avoid any confusion, we are reproducing those sections on page 15 and 16 related to those committees in their entirety, as corrected, below.

COMPENSATION AND SUCCESSION COMMITTEE

The Company’s Compensation and Succession Committee, composed exclusively of independent directors,  met seven times in 2017. The Compensation Committee meets to do the following:

•

review and approve the corporate goals and objectives applicable to the compensation of the chief executive officer (CEO), evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the  CEO’s compensation based on this evaluation;

•	review and approve or make recommendations to the Board regarding the compensation of all other executive officers;
•	review and make recommendations to the Board for approval, incentive compensation plans and equity-based plans, which includes the ability to adopt, amend, and terminate such plans;
•

review and make recommendations to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the  CEO and other executive officers, which includes the ability to adopt, amend, and terminate such agreements, arrangements or plans;

•

review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk- taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk;

•	review all director compensation and benefits for service on the Board and Board committees and to recommend any changes to the Board as necessary; and
•

develop and recommend to the Board for approval a leadership succession plan (the “Succession Plan”), to review the Succession Plan periodically with the CEO, develop and evaluate potential candidates for the  CEO or other executive positions and recommend to the Board any changes to, and any candidates for succession under, the Succession Plan.

For all the  Compensation and Succession Committee meetings taking place during 2017, the  Compensation and Succession Committee consisted of Messrs. Portes (Committee Chairman), Heriford and Schwab and Ms. Schmitt.

ENTERPRISE RISK MANAGEMENT COMMITTEE

The Enterprise Risk Management Committee of Illinois Casualty Company’s board of directors met  four times in 2017 to review and make recommendations to the Board with respect to financial, reputational, and other issues and risks of the  Company.

The Enterprise Risk Management Committee consists of Messrs.  Burgess (Committee Chairman), Clinton, Portes, Schwab, and Sutherland.

EXECUTIVE COMMITTEE

The Executive Committee of Illinois Casualty Company’s board of directors met four times in 2017 to  handle legal formalities and technicalities concerning administrative operations.

The Executive Committee consists of Messrs. Pepping (Committee Chairman), Klockau, and Sutherland.